Filed pursuant to 424(b)(3)

Registration Statement No. 333-277190

PROSPECTUS SUPPLEMENT NO. 6

(To Prospectus dated April 3, 2024)

Microbot Medical Inc.

1,005,965 Shares of Common Stock

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus dated April 3, 2024, as supplemented (the “Prospectus”), relating to the resale of up to 1,005,965 shares of our common stock, $0.01 par value per share, representing shares held by the selling stockholders named in the Prospectus, including their transferees, pledgees, donees or successors.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information reported by us with the Securities and Exchange Commission. Accordingly, we have included such information in this Prospectus Supplement below. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on The Nasdaq Capital Market under the symbol “MBOT”. On August 12, 2024, the closing price of our common stock was $0.9747.

Investing in our common stock involves significant risks. You should read the section entitled “Risk Factors” beginning on page 11 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 13, 2024

The Company entered into an agreement with Emory University, which will allow the parties to evaluate and explore the potential for a future collaboration in connection with autonomous robotics in endovascular procedures. Under the terms of the agreement, Emory University will assume the responsibility of exploring the feasibility of integrating the LIBERTY® Endovascular Robotic Surgical System with an imaging system to create an autonomous robotic system for endovascular procedures.

The Company received ISO 13485:2016 certification for its quality management system, which is required to obtain CE mark approval for sales in the European Union. In addition, in view of the recent revision published by the U.S. Food & Drug Administration (FDA) regarding the QMSR (quality system management regulation) and its incorporation by reference of the ISO 13485 standard, the Company believes it will help streamline the Company’s transition into this revised FDA regulation.